Exhibit 99.1

INTEL UPDATES SECOND-QUARTER BUSINESS EXPECTATIONS

SANTA CLARA, Calif., June 6, 2002 -- Intel Corporation today provided a planned update to the company's Business Outlook for the second quarter, which ends June 29.

     Intel expects second-quarter revenue to be between $6.2 billion and $6.5 billion, compared to the previous range of $6.4 billion to $7.0 billion. The lower revenue expectation is primarily due to softer than expected demand in Europe. Microprocessor units are at the low end of the normal seasonal pattern, with a weaker than expected mix. Intel's enterprise, mobile and communications businesses are in line with expectations. The company continues to expect a seasonally stronger second half.

     The second-quarter gross margin percentage is expected to be approximately 49 percent, plus or minus a couple of points, compared to the previous range of 53 percent, plus or minus a couple of points, primarily due to the lower than expected revenue and product mix.

     Amortization of acquisition-related intangibles and costs is expected to be approximately $230 million in the second quarter, compared to the previous expectation of $115 million, primarily due to a write-off of acquired intangibles related to Xircom PC cards for wireline networking. The full year amount is expected to be approximately $530 million, compared to the previous expectation of $440 million. All other expectations are unchanged.

     Intel's second-quarter 2002 Business Outlook was originally published in the company's

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first-quarter 2002 earnings release, available on the Intel Investor Relations Web site at www.intc.com.

       The statements contained in this Business Update and in the April 16 Business Outlook are forward-looking statements that involve a number of risks and uncertainties. Gross margin percentage varies primarily with revenue levels, product mix, product pricing, changes in unit costs, capacity utilization, and timing of factory ramps and associated costs. Expenses, particularly certain marketing- and compensation-related expenses, vary depending on the level of revenue and profits. The expectation as to gains or losses from equity investments and interest and other will vary depending on equity market levels and volatility, gains or losses realized on the sale or exchange of investments, determination of impairment charges, including potential impairment of non-marketable investments, interest rates, cash balances, mark-to-market of derivative instruments, and assuming no unanticipated items. Other factors that could cause actual results to differ materially include the following: business and economic conditions and trends in the computing and communications industries in various geographic regions; factors associated with doing business outside the United States, including currency controls and fluctuations, and tariff, import and other related restrictions and regulations; possible disruption in commercial activities related to terrorist activity or armed conflict in the United States, Israel and other locations, such as changes in logistics and security arrangements and communications infrastructure, and reduced end-user purchases relative to expectations; civil or military unrest or political instability in a locale; changes in customer order patterns; changes in the mixes of microprocessor types and speeds sold as well as the mix of related chipsets, motherboards, purchased components and other semiconductor and non-semiconductor products; competitive factors, such as competing chip architectures and manufacturing technologies, competing software-compatible microprocessors and acceptance of new products in specific market segments; pricing pressures; development and timing of introduction of compelling software applications; excess or obsolete inventory and variations in inventory valuation; continued success in technological advances, including development and implementation of new processes and strategic products for specific market segments; execution of the manufacturing ramp, including the transition to 0.13-micron manufacturing process technology; excess manufacturing capacity; the ability to sustain and grow networking, communications, wireless and other businesses, and successfully integrate and operate any acquired businesses; unanticipated costs or other adverse effects associated with processors and other products containing errata (deviations from published specifications); litigation involving intellectual property, stockholder and other issues; and other risk factors listed from time to time in the company's SEC reports, including but not limited to Form 10-Q for the quarter ended March 30, 2002.

Intel is a registered trademark of Intel Corporation or its subsidiaries in the United States and other countries.